Filed Pursuant to Rule 433

Registration Statement No. 333-180300-03

July 28, 2014

$750,000,000

1.375% FIXED RATE SENIOR NOTES DUE 2017

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Fixed Rate Senior Notes
Format:	SEC Registered
Minimum denomination:	$250,000 x $1,000
Trade date:	July 28, 2014
Settlement date:	July 30, 2014 (T+2)
Maturity date:	May 26, 2017
Principal amount (Increase):	$750,000,000
Coupon:	1.375%
Public offering price:	99.779%, plus accrued interest from May 28, 2014
Accrued interest:	$1,776,041.67 accrued from and including May 28, 2014 but excluding anticipated date of settlement, July 30, 2014
Interest payment dates:	May 26 and November 26. First payment on November 26, 2014
Day count:	30/360
CUSIP:	22546QAL1
ISIN:	US22546QAL14
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:	Lebenthal & Co., LLC MFR Securities, Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

This term sheet provides information concerning a reopening of our 1.375% Senior Notes due 2017 described under "Description of the Notes" in our Pricing Supplement dated May 22, 2014 to Prospectus Supplement dated March 23, 2012 to Prospectus dated March 23, 2012. The Notes described in this term sheet are in addition to the $1,750,000,000 principal amount of notes that we issued in May 2014 and will be consolidated with, have the same CUSIP number as, and will form part of a single issue with those notes.  Upon completion of this offering, the aggregate principal amount of outstanding notes under this issue will be $2,500,000,000.

The issuer has filed a registration statement, including a prospectus, a prospectus supplement, and a preliminary pricing supplement with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

$750,000,000

2.300% FIXED RATE SENIOR NOTES DUE 2019

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Fixed Rate Senior Notes
Format:	SEC Registered
Minimum denomination:	$250,000 x $1,000
Trade date:	July 28, 2014
Settlement date:	July 30, 2014 (T+2)
Maturity date:	May 28, 2019
Principal amount (Increase):	$750,000,000
Coupon:	2.300%
Public offering price:	99.554%, plus accrued interest from May 28, 2014
Accrued interest:	$2,970,833.33 accrued from and including May 28, 2014 but excluding anticipated date of settlement, July 30, 2014
Interest payment dates:	May 28 and November 28. First payment on November 28, 2014
Day count:	30/360
CUSIP:	22546QAN7
ISIN:	US22546QAN79
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:	Lebenthal & Co., LLC MFR Securities, Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

This term sheet provides information concerning a reopening of our 2.300% Senior Notes due 2019 described under "Description of the Notes" in our Pricing Supplement dated May 22, 2014 to Prospectus Supplement dated March 23, 2012 to Prospectus dated March 23, 2012. The Notes described in this term sheet are in addition to the $2,000,000,000 principal amount of notes that we issued in May 2014 and will be consolidated with, have the same CUSIP number as, and will form part of a single issue with those notes.  Upon completion of this offering, the aggregate principal amount of outstanding notes under this issue will be $2,750,000,000.

The issuer has filed a registration statement, including a prospectus, a prospectus supplement, and a preliminary pricing supplement with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.